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                                                                    EXHIBIT 11.1

               MONARCH DENTAL CORPORATION, INC. AND SUBSIDIARIES

                UNAUDITED NET INCOME PER COMMON EQUIVALENT SHARE

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
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
Primary and fully diluted earnings per share
Net income..................................................     $  674,654
                                                                 ==========
Shares:
  Weighted average common shares issued.....................      8,614,550
  Assuming exercise of options, reduced by the number of
     common shares which could have been purchased with the
     proceeds from exercised of such options................         44,567
  Assuming conversion of Convertible Participating Preferred
     Stock..................................................      4,800,000
  Assuming conversion of Series A preferred stocks..........             --
                                                                 ----------
  Weighted average number of common shares outstanding as
     adjusted...............................................     13,459,117
                                                                 ==========
Net income per common share.................................     $    .0501
                                                                 ==========
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